Exhibit 99.1

Point Therapeutics Announces Collaboration with the National Cancer Institute; Collaboration Launches the First Clinical Trial to Study Talabostat in Children

    BOSTON--(BUSINESS WIRE)--Feb. 14, 2006--Point Therapeutics, Inc. (NASDAQ: POTP) announced today a collaboration with the National Cancer Institute (NCI) to evaluate Point's oral anti-tumor drug candidate, talabostat, in combination with chemotherapy in pediatric patients with solid tumors. The primary objectives of the Phase 1 study are to evaluate the safety and dosing of talabostat in combination with chemotherapy in the pediatric population.
    The decision of the NCI and Point Therapeutics to collaborate on this study was based on positive preclinical data in a sarcoma cell line. Sarcomas are cancerous tumors of the bone or soft tissues and comprise approximately 7% of all cancers in children age 20 years or younger. It is anticipated that many of the patients to enroll in this study will have sarcomas. Additionally anti-tumor effects have been observed in previous and ongoing clinical trials of talabostat in adult patients, particularly, when talabostat was given in combination with chemotherapy or monoclonal antibodies. Talabostat is currently being studied in two Phase 3 studies in adult patients who have advanced non-small cell lung cancer as well as several phase 2 studies in various tumor types.
    "This collaboration is of great interest to us because it represents our first study in a pediatric population. In addition, there is a clear unmet clinical need since these patients have exhausted other treatment options," said Don Kiepert, President and Chief Executive Officer of Point Therapeutics. "It also provides us greater insight in determining the efficacy of talabostat in additional patient populations and disease states."
    Talabostat inhibits the dipeptidyl peptidase (DPP) family of serine proteases. One of the DPPs that talabostat inhibits is fibroblast activation protein (FAP), which is primarily expressed in the stroma of tumors and sarcoma tumor cells. Point believes that the inhibition of FAP can help suppress tumor growth.
    No patients have yet been enrolled in the study, but drug has been shipped to the clinical site. This is the first clinical collaboration between Point Therapeutics and the NCI.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in two Phase 3 trials in NSCLC. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q for the quarter ended September 30, 2005 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications